Exhibit 10.31

     SECOND AMENDMENT TO THE RESTATED
AVON PRODUCTS, INC. COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

The Avon Products, Inc. Compensation Plan for Non-Employee Directors (the “Plan”) is hereby amended in accordance with resolutions adopted by the Board of Directors of Avon Products, Inc. (the “Company”) on January 29, 2004, effective January 1, 2004.

1.	Section 2.1 of the Plan is revised in its entirety to read as follows:

“2.1 Annual Retainer Each non-employee director shall be entitled to receive an annual retainer consisting of (a) $35,000 payable in cash and (b) an annual grant of Restricted Stock having a value as of the date of grant of approximately $35,000. The cash portion shall be payable in quarterly installments of $8,750 each.”

2.	Section 2.3 of the Plan is revised in its entirety to read as follows:

“2.3 Committee Fees; Meeting Fees A non-employee director appointed as a member of the Audit Committee shall be paid an annual retainer of $10,000. A non-employee director appointed as a member of any other standing Committee of the Board of Directors shall receive an annual retainer of $5,000. Committee retainers shall be paid within 30 days following the annual organizational meeting occurring immediately after the Annual Meeting of Shareholders.”

3.	Section 2.4 of the Plan is revised in its entirety to read as follows:

“2.4 Retainer Fees for Committee Chairs A non-employee director appointed to chair the Audit Committee of the Board of Directors shall be paid an annual retainer of $10,000 in cash. A non-employee director appointed to chair any other standing committee of the Board of Directors shall be paid an annual retainer of $5,000 in cash. Payment to Committee chairs shall be made within 30 days following the annual organizational meeting occurring immediately after the Annual Meeting of Shareholders.”

4.	Section 4.1 of the Plan is revised it its entirety to read as follows:

“4.1 Annual Retainer Grants of Restricted Stock At the close of business on the date of each Annual Meeting of Shareholders, each non-employee director who then continues as a director (whether or not re-elected at any such meeting) shall be granted shares of Restricted Stock. The number of shares of Restricted Stock to be granted will have a Fair Market Value of $35,000 on the date of grant. The Fair Market Value per share shall be deemed to be the closing price of a share of Company Common Stock as reported on the New York Stock Exchange averaged over the ten trading days next preceding the date of grant. A fractional share resulting from such calculation will be rounded to the nearest whole share.”

5.	Section 5.1 of the Plan is revised in its entirety to read as follows:

“5.1 The Plan shall be administered by the Nominating and Corporate Governance Committee of the Board of Directors, which shall have the power to interpret the Plan and amend it from time to time as it deems proper. To the fullest extent practicable, however, the terms and conditions of the 2000 Stock Incentive Plan shall be applicable to this Plan.”

      Except as hereby amended, the Plan shall continue in full force and effect.

      IN WITNESS WHEREOF, the Company has caused this Second Amendment of the Plan to be executed as of this 29th day of January, 2004.

AVON PRODUCTS, INC.

By:	/s/ Andrea Jung

Andrea Jung
Chief Executive Officer

ATTEST:

/s/ Gilbert L. Klemann II

Secretary